Exhibit 99.1

For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
Dennard▪Lascar Associates: 713-529-6600
lelliott@DennardLascar.com/apearson@DennardLascar.com

Gastar Exploration Signs Agreement to Acquire an Interest in the
West Edmund Hunton Lime Unit in Oklahoma

•	Expected to add approximately 2,000 net BOE per day and 24,000 HBP net acres to Gastar's existing 96,300 net acres in the Hunton Limestone play

•	Transaction expected to be accretive to future earnings, cash flow and EBITDA

HOUSTON, September 5, 2013 - Gastar Exploration Ltd. (NYSE MKT: GST) today announced that has signed a purchase and sale agreement to acquire a 98.3% working interest (80.5% net revenue interest) in 24,000 acres of the West Edmund Hunton Lime Unit (“WEHLU”) located in Kingfisher, Logan, Oklahoma and Canadian counties, Oklahoma. All of the acreage in the unit is held by production (“HBP”) and located nearly adjacent to a portion of the Hunton Limestone assets that Gastar acquired earlier this year from Chesapeake Energy (see attached map). The transaction purchase price is $187.5 million, subject to customary closing adjustments, with an expected closing date in late November 2013 and a purchase effective date of August 1, 2013.
The property currently produces at a daily net sales rate of 1,200 barrels of oil (“BO”), 2.7 million cubic feet of natural gas (“MMCF”) and 428 barrels of natural gas liquids (“NGLs”) - or 2,078 barrels of oil equivalent (“BOE”). Based on Gastar's internal estimates, total proved reserves are 11.1 million BOE, of which 66% is oil and 43% is proved developed. The estimated present value of proved reserves (discounted at 10% using NYMEX futures pricing as of August 28, 2013) is $191.3 million.
The transaction is expected to be funded from the potential issuance of additional long-term debt, the potential issuance of perpetual preferred stock, borrowings under the existing revolving credit facility, cash on hand and the expected proceeds from the sale of our East Texas assets. Gastar intends to pursue a potential partner to help acquire and develop the acreage.
“This transaction is another important step in our program to further balance Gastar's production profile between liquids and natural gas while also expanding our presence in the Hunton play,” said J. Russell Porter, President and Chief Executive officer of Gastar. “This strategic 'tack-on' acquisition provides a stable producing asset base and meaningful upside potential. With this acquisition, we now have over 380 net potential drilling locations in our Mid-Continent oil play.
“The acquisition of the producing reserves, plus the PUD reserves to be developed on the HBP acreage, has attractive economics, and the transaction is projected to be immediately accretive to earnings, cash flow and EBITDA per share. It will also significantly increase our total reserves and production and further support our shift towards owning and producing high-value crude oil and natural gas liquids.
“In addition to the existing reserves and production included in this package, we expect significant, low-cost, low-risk upside potential from the development of the upper Hunton Limestone (Bois d'Arc formation), where proved undeveloped reserves booked to date cover less than 30% of the total acreage we are acquiring. We also see the potential for substantial, low-risk high-return drilling opportunities in the deeper lower Hunton Limestone (Chimney Hill formation) that has not yet been developed on this property. We believe the Chimney Hill resource could be proved up with limited drilling capital, given the recent nearby offsetting activity by other operators that is rapidly de-risking the play.
“We have identified 62 Bois d'Arc PUD locations - plus an additional 44 Chimney Hill 'probable' drilling locations just within a 7,000-acre northern portion of the block that has been the site of recent activity by the seller. Beyond this 7,000-acre initial development area, we've catalogued an additional 60 Bois d'Arc and 40 Chimney Hill well locations that could be developed in the southern portion of the HBP acreage,” he said.
“The Upper Hunton wells can be produced open-hole and drilled at a cost of approximately $2.3 million each, generating an estimated internal rate of return greater than 50%. We will also evaluate the use of multi-lateral wellbores in this formation to further enhance the economics. The lower Hunton wells cost an estimated $4.5 million each, with internal rates of return projected to exceed 60%.”
Update on Existing Hunton Limestone Operations
The Mid-Con 2H well (GST 50% WI) continues to exhibit exceptional production, with current gross sales volumes of 671 BOE per day (66% crude oil) over the most recent 10 days. The Mid-Con 3H well (GST 50% WI) continues to produce at a 10-day gross average sales rate of approximately 81 BOE per day (90% crude oil), and the Mid-Con 4H well (GST 50% WI) is currently producing at a 10-day gross average sales rate of approximately 121 BOE per day (67% crude oil). The Mid-Con

5H well (GST 50% WI) was recently completed in the Hunton formation. Despite mechanical issues caused when the operator experienced problems during the clean-out phase of the completion and temporarily abandoned tools in the lateral section of the wellbore, the well immediately began naturally flowing oil and completion fluids. The Mid-Con 5H well is currently producing at a gross sales rate of approximately 160 BOPD and 1,274 barrels of water per day without the aid of any artificial lift and with only an estimated one-third of the lateral well bore contributing to the well's flow.
We recently reached total depth on the Mid-Con 6H well (GST 50% WI) with our operating partner and expect initial production by early October.
Gastar is participating with a 77% non-operated working interest in a Hunton Limestone well drilled by a second private operator located within the Chesapeake acquisition acreage. The well was successfully drilled in 22 days and currently awaits completion. Gastar is also participating in two other wells operated by a third private operator with minor working interest positions to test the Mississippi Lime and Woodford Shale potential on the northeast portion of our leasehold.
Gastar is planning its first operated horizontal Hunton Limestone well on the acreage acquired from Chesapeake, with a planned spud date of mid-September. A total of three company-operated wells are planned to be commenced during the remainder of 2013, with the first well slated to be on production by the end of November.
J. Russell Porter commented that “recent drilling and production results on the Mid-Con 5H and 6H wells have further bolstered our confidence in the northern portion of our Hunton holdings, while successful results from other operators continues to confirm our type curve in the central portion of our leasehold. This acquisition provides an opportunity to expand our position and exposure in the Hunton play through the acquisition of high-quality proven reserves that provide a larger and more stable base of cash flow with which we can fund further development.”

About Gastar Exploration
Gastar Exploration Ltd. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. Gastar also holds producing natural gas acreage in the deep Bossier play in the Hilltop area of East Texas, but has entered into a definitive agreement to sell its East Texas assets. For more information, visit Gastar's website at www.gastar.com.

Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements have a reasonable basis, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by borrowing base redeterminations by our banks, adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov.
Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. Estimates of the potential for gross recoverable reserves contained herein were made internally after evaluation of limited production histories of wells drilled recently in the play by other operators. Horizontal drilling in the Hunton formation in this area is a relatively new play with a limited production history and, as a result, such estimates may be subject to more uncertainties than those in more established plays. Individual well reserves will vary and such estimates may prove to be incorrect. Estimates of internal rates of return are based on preliminary internal estimates of drilling and completions costs and estimated ultimate recoverable reserves per well. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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